Exhibit 10.3

Loan AGREEMENT

by and between

Z Trim Holdings, Inc.,
(Hereinafter referred to as "Z Trim" or “Borrower”)

and

Edward Smith (Hereinafter referred to as "Lender")

In consideration of the Lender loaning certain monies (the “Loan”) to the Borrower, and the Borrower repaying the Loan to the Lender, both parties agree to keep, perform and fulfill the promises and conditions set out in this Agreement.

NOW THEREFORE, the Parties hereby agree as follows:

Loan Amount and Interest

The Lender promises to loan $64,000.00 USD to the Borrower and the Borrower promises to repay this principal amount to the Lender, without interest payable on the unpaid principal.

Payment

This Loan will be repaid in full within 90 days of the date of this Agreement, subject to the terms of the Borrower’s agreements with its other secured creditors.

Default

Notwithstanding anything to the contrary in this Agreement, if the Borrower defaults in the performance of any obligation under this Agreement, then the Lender may declare the principal amount owing and interest due under this Agreement at that time to be immediately due and payable.

Requirement of Written Form

Any changes and/or amendments of this Agreement shall be valid only when made in writing and signed by both Parties hereto.  This Agreement may not be changed or amended by implied consent.

Notices

Any notice, communication or document to be made or delivered by one Party to another pursuant to this Agreement shall (unless that other Party has by fifteen days' written notice specified another address) be made or delivered to that other Party at the address or facsimile as follows:

If to Z Trim, to:

Chief Financial Officer
Z Trim Holdings, Inc.
1011 Campus Drive
Mundelein, Illinois 60060

If to Lender, to:

Ed Smith
c/o Brightline Capital
1120 Avenue of the Americas, Suite 1505
New York, New York 10036

Notices shall be deemed to have been made or delivered when received (in the case of any communication made byfacsimile or e-mail) or (in the case of any communication made by letter) when left at that address or(as the case may be) three days after being deposited in the post postage prepaid in an envelope addressed to it at that address, provided, such delivery is performed during usual business hours of the receiving Party. Otherwise delivery is deemed to be performed on the following business day.

Unless notice is given by registered mail or against return receipt, the notifying Party bears the burden of proof that a notice was received by the other Party.

Waiver

Failure by either party to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

Severability.

In the event that any of the terms or provisions of this Agreement is determined to be illegal or in conflict with regulations or rulings of authorities, governmental or otherwise unenforceable, or if any provision or term of this Agreement shall become illegal and/or unenforceable at any time hereafter, then all other provisions of this Agreement shall be severable and shall remain valid, binding and enforceable in accordance with their terms.

Choice of Law and Forum

This Agreement shall be governed and construed exclusively under the laws of the State of Illinois without regard for conflict of law principles, in any action.  Any and all actions brought and/or related to this Agreement shall be brought exclusively in the state Illinois, including state courts and federal courts seated in such state.

EXECUTION

Z Trim Holdings, Inc.:

BY__________________________________

Title: _________________________________

Printed: _______________________________

Date: _________________________________

Ed Smith

 __________________________________

Printed: _______________________________

Date: _________________________________